Exhibit 99.1

Contact:

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA'S LOYALTYONE® BUSINESS SIGNS NEW AGREEMENT
WITH CANADA'S LEADING ONLINE TRAVEL AGENCY

Multi-year agreement with redtag.ca expands travel offering within the AIR MILES® Reward Program

PLANO, TX (November 1, 2018) – Alliance Data Systems Corporation (NYSE:ADS), a leading provider of loyalty and marketing solutions, announced today that its LoyaltyOne® Canadian loyalty business, the AIR MILES Reward Program, has signed a multi-year agreement with Red Label Vacations Inc. – owner and operator of redtag.ca., one of Canada's leading travel agencies— as a sponsor issuing Miles and a travel redemption partner.

Established in 2004, redtag.ca is owned and operated by Red Label Vacations, Inc. within TravelBrands, the largest independent, privately-owned travel company in Canada, active in both the wholesale and retail travel industry.

With thousands of vacation packages available from Canada's leading travel providers, including Air Canada Vacations, WestJet Vacations, Sunquest Vacations, Transat, Porter Escapes and Sunwing Vacations, the new partnership provides the AIR MILES Reward Program's nearly 11 million Collectors even more choice and flexibility when booking package vacations. Beginning on January 8, 2019, Collectors will be eligible to get and use Miles for Package Vacations booked through redtag.ca. Collectors will have access to redtag.ca's industry-leading customer service specialists and travel experts who are able to make the planning and booking of travel as enjoyable as the vacation itself.

"AIR MILES has long been recognized for its significant portfolio of reward options for Canadians to choose from – including one of the country's most robust travel portfolios with flight, car, hotel, rail and packaged vacation offerings," said Bryan Pearson, President and CEO, LoyaltyOne.  "Soon, our partnership with redtag.ca will provide even more benefits to Canadians, enabling them to earn and redeem AIR MILES."

About AIR MILES Reward Program
The AIR MILES Reward Program is Canada's most recognized loyalty program with nearly 11 million active Collector Accounts, representing approximately two-thirds of all Canadian households. AIR MILES Collectors get Miles at more than 200+ leading brand-name Sponsors across the country at thousands of retail and service locations and online. It is the only loyalty program of its kind to give Collectors the flexibility and choice to use Miles on aspirational Rewards, such as Merchandise, Travel, Events or Attractions, or instantly, in-store or online, through AIR MILES Cash at participating Partner locations. The AIR MILES Perks feature also gives Collectors the opportunity to get discounts and perks on exciting activities, which include Dining, Shopping, Travel, Entertainment, Leisure, and Sports, just for having an AIR MILES Card. AIR MILES is a LoyaltyOne business, part of Alliance Data, a Fortune 500 company and global leader in data-driven loyalty solutions. For more information, visit www.airmiles.ca.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

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Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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